Exhibit 99.1
News Release
news release

FOR IMMEDIATE RELEASE	MARCH 2, 2009
SYKES Enterprises, Incorporated
Corporate Headquarters:
400 North Ashley Drive
Tampa, FL USA 33602
1 · 800 · TO · SYKES
http://www.sykes.com
EMEA Operations:
599 Calder Road
Edinburgh EH11 4GA
Scotland
+44 (0) 131 458-6500
SYKES ENTERPRISES, INCORPORATED REPORTS
FOURTH-QUARTER & FULL-YEAR 2008 FINANCIAL RESULTS
Fourth quarter 2008 revenues exceed high-end of the outlook range;
currency masks favorable demand trends;
2009 outlook reflects demand growth
TAMPA, FL — March 2, 2009 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today fourth-quarter and full-year 2008 financial results.
Fourth quarter 2008 Highlights
•	Fourth quarter 2008 revenues of $200.8 million were up $3.1 million, or 1.5%, over the comparable quarter last year; fourth quarter 2008 revenues were negatively impacted by $22.9 million from a strengthening U.S. dollar; on a constant currency basis, revenues were up 13.1% comparably

•	Fourth quarter 2008 operating margins was 6.8% versus 7.7% on a comparable basis; the margin decline was attributable to higher compensation, ramp-up and facilities expenses on 3,100 new seats, 1,000 of which were added during the quarter

•	Fourth quarter 2008 earnings per share were $0.19 vs. $0.23 over the comparable quarter; higher taxes related to foreign exchange gains and the German Supreme Court ruling negatively impacted fourth quarter 2008 earnings per share by $0.26

•	Fourth quarter 2008 capacity utilization rate increased to 81% from 80% on a comparable basis on 3,100 new seat additions, highlighting strong execution and ramp plans tracking in-line with client timelines

•	Fourth quarter 2008 cash flow from operations increased to $24.4 million from $13.0 million on a comparable basis, with $219.1 million in cash and cash equivalents and no debt at quarter-end
Fourth Quarter 2008 Review
Americas
Revenues generated from the Company’s Americas segment, including operations in North America and offshore (Latin America and the Asia Pacific region), increased 2.4% to $138.3 million, or 68.9% of total revenues, for the fourth quarter of 2008. Revenues for the prior year period totaled

$135.0 million, or 68.3% of total revenues. The comparable revenue increase of $3.3 million included a $16.1 million increase in customer care demand offsetting the negative impact of $12.8 million from weaker currencies within the Americas region relative to the U.S. dollar. Excluding the currency impact, the 11.9% comparable increase in customer care demand was from new and existing clients across the technology, communications and financial services verticals. Approximately 63% of the Americas fourth quarter 2008 revenues was generated from services provided offshore compared to approximately 60% in the prior year quarter, reflecting continued growth in customer care demand offshore.
The Americas income from operations for the fourth quarter of 2008 decreased $3.8 million to $19.2 million, with an operating margin of 13.9% versus 17.1% in the comparable quarter last year. The 320 basis points decrease in the Americas operating margin was due to unfavorable expense leverage from lower revenues, coupled with higher compensation, ramp-up and facilities expenses, offsetting lower telephony costs.
EMEA
Revenues from the Company’s Europe, Middle East and Africa (EMEA) region decreased 0.3% to $62.5 million, representing 31.1% of SYKES’ total revenues for the fourth quarter of 2008 compared to $62.7 million, or 31.7%, in the prior year’s fourth quarter. The comparable revenue decrease of $0.2 million included a $9.9 million increase in customer care demand which was more than offset by $10.1 million from a weaker Euro relative to the U.S. dollar. Excluding the currency impact, the 15.8% comparable increase in customer care demand was from new and existing clients across the transportation, financial services and technology verticals.
The EMEA income from operations for the fourth quarter of 2008 increased $1.8 million to $5.4 million, with an operating margin of 8.7% versus 5.8% in the comparable quarter last year. The 290 basis points comparable increase in the EMEA operating margin was the result of a combination of lower telephony, recruitment and fulfillment raw materials costs, as well as a bad debt recovery.
Corporate G&A Expenses
Corporate costs increased 8.9% to $11.0 million, or 5.5% of revenues, in the fourth quarter of 2008, compared to $10.1 million, or 5.1% of revenues, in the comparable quarter last year. The 40 basis points comparable increase was primarily due to unfavorable expense leverage from lower revenues resulting from a strong U.S. dollar, coupled with higher compensation costs as well as an increase in investments in sales, marketing and operations initiatives.
Provision for Regulatory Penalties
In the fourth quarter of 2007, the Company accrued $1.3 million as a provision for regulatory penalties between one of its subsidiaries and a Spanish regulatory agency. The penalties involved two outbound telemarketing contracts, both of which the Company has exited.
Other Income and Taxes
Other income for the fourth quarter of 2008 totaled approximately $5.2 million compared to other income of $0.2 million for the same period in the prior year. The $5.0 million increase in other income was primarily attributable to an increase in realized and unrealized foreign currency transactions gains. These gains resulted primarily from U.S. dollar denominated assets and liabilities held by the Company’s international subsidiaries.
The Company’s fourth quarter 2008 effective tax rate was 59.3% versus 38.7% in the same period last year and above the 17% to 18% range provided in the Company’s fourth quarter 2008 business outlook. The increase in the effective tax rate on a comparable basis and from the range provided in last quarter’s business outlook was due to taxable foreign exchange gains realized from holding non-functional currencies and the German Supreme Court overturning a local German tax court ruling on a legacy tax position. Of the effective tax rate of 59.3% for the fourth quarter of 2008,

57.6% was due to the aforementioned reasons, with the balance 1.7% related largely to a shift in the mix of earnings to higher tax rate jurisdictions.
2008 Highlights
•	Consolidated 2008 revenues were $819.2 million, up $109.1 million, or 15.4%, on a comparable basis

•	Consolidated 2008 revenue growth was driven mostly by existing client relationships and remained broad based, with the top-40 clients, which represented over three-fourths of total revenues, up 23.5% comparably

•	Consolidated 2008 income from operations increased 28.4% to $65.7 million, with operating margins at 8.0% vs. 7.2% on a comparable basis

•	Consolidated 2008 capacity utilization rate increased to 81% from 80% on 3,100 new seat additions on a comparable basis, highlighting strong execution and ramp plans tracking in-line with client timelines
2008 Twelve-Month Review
Americas
For the twelve-months ended December 31, 2008, revenues generated from the Company’s clients in the Americas segment increased 14.3% to $551.8 million, or 67.4% of total revenues. This compared to revenues of $482.8 million, or 68.0% of total revenues, for the twelve-months of 2007. The comparable revenue increase of $68.9 million included a $74.6 million increase in customer care demand offsetting the negative impact of $5.7 million from weaker currencies within the Americas region relative to the U.S. dollar. Excluding the currency impact, the 15.5% comparable increase in customer care demand was broad-based, driven by growth in customer care demand from existing and new clients across the transportation, financial services and technology verticals. Approximately 62% of the Americas 2008 revenues was generated from services provided offshore compared to approximately 60% in the prior year, reflecting continued growth in customer care demand offshore.
The Americas income from operations for 2008 was up 9.5% to $85.4 million, with an operating margin of 15.5% versus 16.2% in 2007. The 70 basis points comparable decrease in the Americas operating margins was due to higher compensation and ramp-up costs related to additions of 3,100 new seat capacity, offsetting lower professional fees, telephony and facilities costs.
EMEA
For the twelve-months ended December 31, 2008, revenues from the Company’s EMEA region increased 17.7% to $267.4 million, representing 32.6% of SYKES’ total revenues, compared to $227.3 million, or 32.0%, in the prior year. Of the $40.1 million increase in year-over-year EMEA revenues, $33.3 million was due to growth in customer care demand while $6.8 million was related to a stronger Euro. The growth in customer care demand was broad based, driven by existing and new client programs across the transportation, financial services, technology and communications verticals.
The EMEA income from operations for 2008 was up 58.2% to $21.2 million, with an operating margin of 7.9% versus 5.9% in 2007. The 200 basis points comparable increase in the EMEA operating margin was due to a bad debt recovery, as well as lower telephony, recruitment and facilities costs, offsetting higher travel and compensation costs.

Corporate G&A Expenses
Corporate costs for the twelve months ended December 31, 2008 increased $2.0 million to $40.9 million, or 5.0% of revenues, from $38.9 million, or 5.5% of revenues, in 2007. Although corporate costs declined 50 basis points as a percentage of revenues, the 5.1% comparable increase was partly due to higher compensation costs, combined with an increase in investments in sales, marketing and operations initiatives.
Provision for Regulatory Penalties
In 2007, the Company accrued $1.3 million as a provision for regulatory penalties between one of its subsidiaries and a Spanish regulatory agency. The penalties involved two outbound telemarketing contracts, both of which the Company has exited.
Other Income and Taxes
Other income for 2008 totaled approximately $16.3 million compared to other income of $2.9 million for the same period in the prior year. The $13.4 million increase in other income was primarily attributable to an increase in realized and unrealized foreign currency transactions gains. These gains resulted primarily from U.S. dollar denominated assets and liabilities held by the Company’s international subsidiaries.
For 2008, the Company’s tax rate was 26.1% versus 26.3% in 2007 and above the 17% to 18% range provided in the Company’s full-year 2008 business outlook. The decrease in the effective tax rate on a comparable basis was due to a favorable tax audit determination and a shift in the geographic mix of earnings to lower tax rate jurisdictions. Relative to the full-year 2008 business outlook, the increase in the effective tax rate was due to taxable foreign exchange gains realized from holding non-functional currencies and the German Supreme Court overturning a local German tax court ruling on a legacy tax position.
Liquidity and Capital Resources
The Company’s balance sheet at December 31, 2008 remained strong with cash and cash equivalents of $219.1 million and no outstanding debt. Approximately $199.1 million of the Company’s December 31st cash balance was held in international operations and would be subject to additional taxes if repatriated back to the U.S. At December 31, 2008, the Company also had $50 million of capacity available under its credit facility. For the three-months ended December 31, 2008, the Company generated approximately $24.4 million in cash flow from operations. For the twelve months ended December 31, 2008, the Company generated $80.9 million in cash flow from operations.
Business Outlook
Although the Company remains cautiously optimistic given the rapid deterioration in the macro-economic environment, it sees encouraging overall demand trends. Current and future clients operating in this challenged economic environment are increasingly turning to outsourcing non-core functions, including customer contact management services, as a way to cut costs and preserve capital while turning future fixed operating expenses into variable expenses. As such, the Company’s 2009 business outlook reflects the following assumptions:
•	Continued growth in customer care demand worldwide from programs with new and existing clients in the communications and financial services verticals. That demand, however, is negatively impacted by the strength in the U.S. dollar. The strong U.S. dollar is expected to negatively impact first quarter and full-year 2009 revenues and earnings per share by approximately $25 million and $70 million, as well as $0.01 and $0.04, respectively;

•	Net new capacity additions of between 1,200 and 1,400 seats coupled with direct expenses associated with the ramp-up of new and existing client programs. The net seat additions are expected to be split roughly evenly between the Americas and EMEA regions. More than half of the capital expenditures and the related ramp-up expenses associated with the capacity deployments are expected to be incurred during the first-half of 2009; and

•	Anticipated interest income of approximately $0.5 million per quarter, which excludes the potential impact of foreign exchange gains or losses in other income.
Considering the above factors, the Company anticipates the following financial results for the three months ended March 31, 2009:
•	Revenues in the range of $203 million to $205 million

•	Tax rate of approximately 25%

•	EPS in the range of $0.28 to $0.30 per diluted share

•	Capital expenditures in the range of $10 million to $12 million
For the twelve months ended December 31, 2009, the Company anticipates the following financial results:
•	Revenues in the range of $839 million to $843 million

•	Tax rate of approximately 25%

•	EPS in the range of $1.26 to $1.32 per diluted share

•	Capital expenditures in the range of $28 million to $32 million
Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, March 3, 2009 at 10:00 a.m. Eastern Standard Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/events.cfm.
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
Forward-Looking Statements
This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions.

It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for SYKES’ products and services, (ii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing SYKES’ bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change, (ix) loss or addition of significant clients, (x) political and country-specific risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in global business conditions and the global economy, (xiii) SYKES’ ability to attract and retain key management personnel, (xiv) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (xv) SYKES’ ability to further penetrate into vertically integrated markets, (xvi) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xvii) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (xx) SYKES’ dependence on trends toward outsourcing, (xxi) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxii) the existence of substantial competition, (xxiii) the early termination of contracts by clients, (xxiv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxv) the impact of economic recessions in the U.S. and other parts of the world, and (xxvi) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2008	2007
Revenues	$200,774	$197,713
Direct salaries and related costs	(128,936)	(124,171)
General and administrative	(58,266)	(56,979)
Provision for regulatory penalties	—	(1,312)

Income from operations	13,572	15,251
Other income, net	5,193	191

Income before provision for income taxes	18,765	15,442
Provision for income taxes	(11,135)	(5,975)

Net income	$7,630	$9,467

Net income per basic share	$0.19	$0.23
Shares outstanding, basic	40,687	40,438

Net income per diluted share	$0.19	$0.23
Shares outstanding, diluted	41,092	40,783

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2008	2007
Revenues	$819,190	$710,120
Direct salaries and related costs	(524,133)	(451,280)
General and administrative	(229,349)	(206,348)
Provision for regulatory penalties	—	(1,312)

Income from operations	65,708	51,180
Other income, net	16,274	2,871

Income before provision for income taxes	81,982	54,051
Provision for income taxes	(21,421)	(14,192)

Net income	$60,561	$39,859

Net income per basic share	$1.49	$0.99
Shares outstanding, basic	40,618	40,387

Net income per diluted share	$1.48	$0.98
Shares outstanding, diluted	40,961	40,699

Sykes Enterprises, Incorporated
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2008	2007
Revenues:
Americas	$138,292	$135,026
EMEA	62,482	62,687

Total	$200,774	$197,713

Operating Income:
Americas	$19,205	$23,040
EMEA	5,414	3,665
Corporate G&A expenses	(11,047)	(10,142)
Provision for regulatory penalties	—	(1,312)

Income from operations	13,572	15,251

Other income, net	5,193	191
Provision for income taxes	(11,135)	(5,975)

Net income	$7,630	$9,467

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2008	2007
Revenues:
Americas	$551,761	$482,823
EMEA	267,429	227,297

Total	$819,190	$710,120

Operating Income:
Americas	$85,383	$77,980
EMEA	21,178	13,396
Corporate G&A expenses	(40,853)	(38,884)
Provision for regulatory penalties	—	(1,312)

Income from operations	65,708	51,180

Other income	16,274	2,871
Provision for income taxes	(21,421)	(14,192)

Net income	$60,561	$39,859

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)
Assets:
Current assets	$396,518	$371,732
Property and equipment, net	80,390	78,574
Other noncurrent assets	52,634	55,169

Total assets	$529,542	$505,475

Liabilities & Shareholders’ Equity:
Current liabilities	$126,110	$118,379
Noncurrent liabilities	19,402	21,775
Shareholders’ equity	384,030	365,321

Total liabilities and shareholders’ equity	$529,542	$505,475

Sykes Enterprises, Incorporated
Supplementary Data

	Q4 2008	Q4 2007
Geographic Mix (% of Total Revenues):

Americas (1)	68.9%	68.3%
Europe, Middle East & Africa (EMEA)	31.1%	31.7%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America and the Asia Pacific (APAC) Region. Latin America and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q4 2008	Q4 2007
Vertical Industry Mix (% of Total Revenues):

Technology / Consumer	35%	31%
Communications	31%	30%
Financial Services	15%	13%
Transportation & Leisure	8%	8%
Healthcare	5%	8%
Other	6%	10%

Total:	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2008	2007
Cash Flow From Operating Activities:
Net income	$7,630	$9,467
Depreciation and amortization	6,840	6,920
Changes in assets and liabilities and other	9,957	(3,351)

Net cash provided by operating activities	$24,427	$13,036

Capital expenditures	$8,947	$8,711
Cash interest paid	$92	$209
Cash taxes paid	$9,933	$3,239

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2008	2007
Cash Flow From Operating Activities:
Net income	$60,561	$39,859
Depreciation and amortization	27,965	25,235
Changes in assets and liabilities and other	(7,669)	(16,845)

Net cash provided by operating activities	$80,857	$48,249

Capital expenditures	$34,677	$31,472
Cash interest paid	$369	$393
Cash taxes paid	$23,635	$12,148